Exhibit 99.1

MEDCATH CONTACTS:
John T. Casey	James E. Harris
Chairman and Chief Executive Officer	Chief Financial Officer
(704) 708-6600	(704) 708-6600
MEDCATH CORPORATION REPORTS TEMPORARY SERVICE INTERRUPTION AT ARIZONA HEART HOSPITAL
     CHARLOTTE, N.C., Dec. 14, 2005 — MedCath Corporation (Nasdaq: MDTH), a healthcare provider focused on the diagnosis and treatment of cardiovascular disease, today reported that patient services at its Arizona Heart Hospital, Phoenix, will be temporarily reduced due to water damage incurred last week.
     The hospital experienced limited water damage when the hospital’s sprinkler system discharged to extinguish a small fire that began in hospital’s utility room. No injuries occurred to patients or hospital employees. However, water damage was incurred in several patient care areas that will limit the hospital’s services during the short-term.
     “We are extremely grateful that no patients or employees were harmed by this incident,” said John Casey, MedCath’s Chairman and Chief Executive Officer. “We are working with our insurance carrier to assess its financial impact, and anticipate that we will resume full patient services by December 31.”
     Arizona Heart Hospital is a 59 bed facility located in Phoenix, Arizona. The hospital began operating in the 1998, and has been recognized several times for the level of care provided, most recently being named a 2005 Solucient Top 100 cardiovascular program.
     MedCath Corporation, headquartered in Charlotte, N.C., develops, owns and operates hospitals in partnership with physicians, most of whom are cardiologists and cardiovascular surgeons. While each of its hospitals is licensed as a general acute care hospital, MedCath focuses on serving the unique needs of patients suffering from cardiovascular disease. Together with its physician partners who own equity interests in them, MedCath owns and operates 12 hospitals with a total of 727 licensed beds, located in Arizona, Arkansas, California, Louisiana, New Mexico, Ohio, South Dakota and Texas. In addition to its hospitals, MedCath provides cardiovascular care services in diagnostic and therapeutic facilities located in various states and through mobile cardiac catheterization laboratories.
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     Parts of this announcement contain forward-looking statements that involve risks and uncertainties. Although management believes that these forward-looking statements are based on reasonable assumptions, these assumptions are inherently subject to significant economic, regulatory and competitive uncertainties and contingencies that are difficult or impossible to predict accurately and are beyond our control. Actual results could differ materially from those projected in these forward-looking statements. We do not assume any obligation to update these statements in a news release or otherwise should material facts or circumstances change in ways that would affect their accuracy.
     Risks and uncertainties that should be considered prior to making an investment decision with respect to securities issued by MedCath Corporation are described in detail in Exhibit 99.1 to our Annual Report on Form 10-K filed with the Securities and Exchange Commission on December 14, 2004. A copy of this report, including exhibits, is available on the Internet site of the Commission at http://www.sec.gov. These risks and uncertainties include, among others, the impact of proposed legislation to extend the provisions of the Medicare Prescription Drug Improvement Act of 2003 and other healthcare reform initiatives, possible reductions or changes in reimbursements from government or third party payors that would decrease our revenue, greater than anticipated losses at new hospitals during the ramp up period, a negative finding by a regulatory organization with oversight of one of our hospitals, and changes in medical or other technology and reimbursement rates for new technologies.